Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-202290 and 333-202278 on Form S-3 and the Registration Statement Nos. 333-215193, 333-209618, 333-181752, and 333-197629 on Form S-8 of our reports dated February 22, 2018, relating to the financial statements and financial statement schedule of PPL Corporation and subsidiaries, and the effectiveness of the PPL Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 22, 2018